**DREMAN VALUE MANAGEMENT, LLC**
**520 East Cooper Avenue, Suite 230-4**
**Aspen, Colorado 81611**

June 1, 2009

**Letter Agreement**

Dreman Contrarian Funds
c/o Unified Fund Services, Inc.
2960 North Meridian Street, Suite 300
Indianapolis, Indiana 46208

**Re: <u>Dreman Market Over-Reaction Fund</u>**

Dear Ladies and Gentlemen:

Dreman Contrarian Funds, a Delaware statutory trust (the "Trust"), has appointed Dreman Value Management, LLC, a Delaware limited liability company (the "Adviser"), to serve as the investment adviser to the Trust's Dreman Market Over-Reaction Fund (the "Fund") pursuant to the Investment Advisory Agreement initially approved by the Board of Trustees on August 15, 2007. In connection with the appointment of the Adviser, the Adviser offered to the Trust, and the Board of Trustees of the Trust accepted on behalf of the series of the Trust, an expense limitation commitment from the Adviser. In connection with a restructuring of this series of the Trust effective June 1, 2009, the Adviser now proposes to enhance and extend its expense limitation commitment for the benefit of the institutional class of the Fund.

Effective June 1, 2009 through February 28, 2011, the Advisor hereby agrees to waive its management fee and/or reimburse certain Fund operating expenses, but only to the extent necessary to maintain the Fund's net annual operating expenses, excluding brokerage fees and commissions, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), taxes, extraordinary expenses and any indirect expenses (such as expenses incurred by other investment companies in which the Fund may invest), at 0.85% of the Fund's average daily net assets. Any waiver or reimbursement by the Advisor is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the expense was incurred; provided that the Fund is able to make the repayment without exceeding the 0.85% expense limitation.

If this reduction in the expense ratio proposed to become effective June 1, 2009. is acceptable to the Trust, please execute the enclosed copy of this letter. The Secretary of the Trust is directed to place a copy of this expense limitation agreement in the permanent records of the Trust.

Very truly yours,

**DREMAN VALUE MANAGEMENT, LLC**

By: E. Clifton Hoover, Jr.
Name: E. Clifton Hoover, Jr.
Title: Co-CIO

**DREMAN CONTRARIAN FUNDS**
**For the benefit of the Institutional Class of the Market Over-Reaction Fund series**

By: [signature]
Name: John E. Swhear
Title: VICE PRESIDENT